                                                                     EXHIBIT 5.1

                                 March 6, 1997

Alrenco, Inc.
714 E. Kimbrough Street
Mesquite, Texas 75149

     Re:  Form S-4 Registration Statement Relating to
        Shares of Common Stock, No Par Value of Alrenco, Inc.

Gentlemen:

     We have acted as counsel for Alrenco, Inc., an Indiana corporation ("Alrenco"), in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 16,962,921 shares of common stock, no par value, of Alrenco (the "Alrenco Common Stock") to be issued from time to time in connection with acquisitions entered into by Alrenco.

     As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

     Based upon the foregoing, we are of the opinion that the shares of Alrenco Common Stock issuable in connection with the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is included in the Registration Statement.

                                            Very truly yours,

                                            KING & SPALDING